Exhibit 107.1

CALCULATION OF REGISTRATION FEE

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FORMFACTOR, INC.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity	Common stock, par value $0.001	Rule 457(c) and Rule 457(h)	4,000,000(3)	$34.31	$137,240,000	$ 0.0000927	$12,722.15
Total Offering Amounts					$137,240,000		$12,722.15
Total Fee Offsets (4)							-
Net Fee Due							$12,722.15

1.	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the Amended and Restated 2012 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable

2.	Calculated solely for purposes of calculating the amount of the registration fee under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Common Stock on July 28, 2022 as reported by the Nasdaq Global Market

3.	Represents an increase in the number of the Registrant’s shares reserved for issuance under the Amended and Restated 2012 Equity Incentive Plan of 4,000,000 shares, approved by the stockholders of the Registrant at the Registrant’s 2022 Annual Meeting of stockholders.

4.	The Registrant does not have any fee offsets.